Exhibit 99.1 – Press Release issued by Internet America on November 12, 2003

INTERNET AMERICA REPORTS

ITS FIFTH STRAIGHT QUARTER OF NET INCOME

AND ITS ELEVENTH STRAIGHT QUARTER OF POSITIVE EBITDA

DALLAS, November 12, 2003 — Internet America, Inc. (OTCBB: GEEK) today announced results for its first fiscal quarter ended September 30, 2003, which was highlighted by net income of $337,000 for the quarter. EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter was $438,000.

Internet America recorded net income of $337,000 for the quarter, or $0.03 per share, compared to net income of $572,000, or $0.06 per share for the same quarter in the prior year. The Company reported revenue of $3.4 million for the quarter compared to $5.0 million a year ago. Internet America’s subscriber count was approximately 76,000 at September 30, 2003.

William E. Ladin, Jr., President and Chief Executive Officer of Internet America commented, “We are pleased to announce our fifth consecutive quarter of net income and eleventh consecutive quarter of positive EBITDA. Our focus now is to grow the Company’s subscriber base and revenues through new product introductions and marketing. We will continue to provide the high quality connectivity and customer service that our customers expect, but believe that we must emphasize new applications and products that make our connectivity more useful to our customers. In that regard, we expect to continue to follow our user density strategy by focusing on markets where we have established branding rather than new markets.”

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services, products that make connectivity more useful and a commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

This press release contains forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change and actual results may differ materially as a result of a number of risk factors. These risk factors include, without limitation, that the Company (1) will not increase revenues or improve EBITDA, profitability or product margins, (2) will not retain or grow its customer base, including its DSL and commercial services customers, (3) will not be successful in new product offerings or marketing, (4) will not continue to achieve operating efficiencies, and (5) will be adversely affected by dependence on network infrastructure, telecommunications carriers and other suppliers, by regulatory changes and by general competitive, economic and business conditions. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company’s business and should be read in conjunction with the more detailed cautionary statements included in the Company’s most recent SEC filings.

Internet America, Inc.

(OTC BB: GEEK)

Unaudited Financial Summary

(in thousands, except per share data and subscriber count)

	Three Months Ended
	9/30/03	9/30/02
Subscribers	76,000	118,000

Internet services revenue	$3,434	$4,984
Other revenue	2	2

Total revenue	3,436	4,986

Connectivity and operations	1,846	2,602
Sales & marketing	39	150
General & administrative	1,113	1,286

EBITDA[1]	438	948

Depreciation	110	233
Interest (income) expense, net	(9)	143

Net income	$337	$572

Basic income per share	$0.03	$0.06
Weighted average shares – basic	10,380,373	10,167,746

Fully diluted income per share	$0.03	$0.06
Weighted average shares – fully diluted	10,411,566	10,172,833

1 EBITDA: Earnings before Interest, Taxes and Depreciation and Amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net income as a measure of performance. Management has consistently used EBITDA on a historical basis as a measurement of the Company’s current operating cash income.

Reconciliation of net income (a GAAP measure) to EBITDA (a Non-GAAP measure)

(in thousands)

	Three Months Ended
	09/30/03	09/30/02
Net income	$337	$572
Add:
Depreciation	110	233
Interest (income) expense, net	(9)	143

EBITDA	$438	$948

	Fiscal Year Ended
	9/30/03	9/30/02
Current assets	$2,724	$4,531
Property and equipment, net	312	767
Other assets	4,381	4,420

Total assets	$7,417	$9,718

Current liabilities	$4,289	$5,371
Long-term capital lease obligations	—	5
Accrued lawsuit	—	3,300

Total liabilities	4,289	8,676
Total stockholders’ equity	3,128	1,042

Total liabilities and stockholders’ equity	$7,417	$9,718

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